SEPARATION AGREEMENT

         This Agreement is made by and between EVEREST MEDICAL CORPORATION ("Employer") and R. KEITH POPPE ("Employee").

                                    RECITALS

         A. WHEREAS, Employee has been employed by Employer in the position of Vice- President of Sales; and

         B. WHEREAS, Employee has been granted incentive stock options pursuant to Incentive Stock Option Agreements as follows:

                  (1) Agreement dated February 6, 1995 for 15,000 shares of common stock, a true and correct copy of which is attached hereto as Exhibit A;

                  (2) Agreement dated July 19, 1994 for 25,000 shares of common stock, a true and correct copy of which is attached hereto as Exhibit B;

                  (3) Agreement dated June 15, 1993 for 5,000 shares of common stock, a true and correct copy of which is attached hereto as Exhibit C; and

                  (4) Agreement dated July 31, 1992 for 10,000 shares of common stock, a true and correct copy of which is attached hereto as Exhibit D; and

         C. WHEREAS, Employer and Employee have decided that it is mutually beneficial for their employment relationship to terminate; and

         D. WHEREAS, the parties are mindful of the costs and uncertainties of litigation and wish to effect a full and final resolution of any and all disputes between them;

         NOW THEREFORE, the parties agree as follows.

                                   AGREEMENTS

         1. In exchange for and consideration of the mutual promises and covenants contained herein, Employer will:

                  A. Continue to employ Employee in his current position with his current responsibilities at his current level of compensation and benefits through October 25, 1996; provided that Employee's last date of work shall be October 15, 1996 and he shall use vacation for the period October 16 through October 25, 1996;


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                  B. Pay to  Employee,  in  accordance  with  Employer's  normal policies and procedures, commissions on all orders placed on or before October 15, 1996 including those orders which are delivered after that date;

                  C. Pay, on October 25, 1996, to Employee the total sum of $10,800.00, less required withholding for taxes, as and for 240 hours of accrued vacation pay;

                  D. Provide Employee with reasonable amounts of time away from the work premises to pursue his search for employment to begin after October 15, 1996;

                  E. Pay to Employee the total gross amount of $4,130.00, less required withholding for taxes, per Employer's normal biweekly pay period during the "Severance Period," pursuant to Employer's normal payroll procedures; provided that any payment(s) that would otherwise be due prior to the Effective Date of this Agreement, as defined in Paragraph 11 hereof, shall become due and payable on the normal payroll date next following that Effective Date.

                  F. Continue to pay the employer portion of monthly premiums for Employee's group medical and life insurance policies as were in effect on August 1, 1996, during the "Severance Period," provided that Employee timely exercises his election to continue such insurance coverages pursuant to those federal and state laws providing for continuation of such insurance upon separation from employment; Employer further agrees to provide to Employee in a timely manner the necessary documents to allow Employee to make such election;

                  G. Provide outplacement services to Employee through an outplacement counseling service to be named by Employer; and

                  H. Reimburse Employee's ordinary and reasonable business expenses provided that documentation of such expenses is received by Employer on or before November 15, 1996; provided that Employee shall not incur any such expenses after October 15, 1996 and Employer shall have no liability to reimburse Employee for any expenses incurred after that date.

                  I. Issue a grant of a non-qualified option to purchase a certain number of shares of Employer's common stock, represented by "S," in the following formula to be used to calculate the number of shares to be included within such option.

               (9,000N - 16,830) + (10,000N - 15,600) + (1250N - 2737.6) = S
               -----------------   ------------------   ----------------
               (     1.87      )   (      1.56      )   (     2.19     )

         "N" equals the market price per share at the close of trading on the Effective Date of this Agreement as defined in Paragraph 11 hereof, which shall also be the date on which such option is granted.


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         The option will expire on December 31, 1999. In consideration therefor,
         Employee hereby agrees to the cancellation of and waives and releases any and all rights with regard to all nonvested options pursuant to Exhibits A through C hereof.

                  J. To pay one-half of Employee's reasonable attorney's fees and costs incurred by Employee for legal services in connection with review and execution of this Separation Agreement; provided that Employer's obligation under this Paragraph 1.K. shall not exceed $250.00. Payment shall be made to Joseph A. O'Brien on the thirtieth day following Employer's receipt of a statement delineating such fees, or on the Effective Date of this Agreement as described in Paragraph 11 hereof, whichever date occurs later.

         2. In exchange for and consideration of the mutual promises and covenants contained herein, Employee will:

                  A. Remain  employed by Employer as provided in Paragraphs 1.A.
         and  1.B.   hereof   and  use  his  best   efforts   to   fulfill   the
         responsibilities of that position;

                  B. Notify Employer promptly when Employee becomes re-employed and eligible for group health insurance coverage through his new employer.

                  C. Return to Employer, by the close of business on October 15, 1996, all of Employer's property within Employee's custody or control; provided that the parties agree that Employee may keep Employer's laptop computer which is currently assigned to Employee and within his possession.

                  D. Take no action which would in any way cause any question to arise with respect to the validity of any patent held by Employer.

         3. The parties further agree that Employee shall remain available, at times which are reasonably convenient to Employee, during the "Severance Period" to respond to Employer's inquiries and provide services to Employer related to those services which he has provided during the term of his employment.

         4. The parties further agree that the "Severance Period" shall be defined as the period of October 26, 1996 through April 25, 1997 provided that Employer shall have no obligation to make any payment of salary or insurance premiums on behalf of Employee in that event that Employee (a) ceases prior to October 15, 1996, to provide services to Employer as provided in Paragraphs 1, 2 and 3 hereof or (b) violates the terms of Paragraph 5 hereof.

         5. Restriction Against Competition. Employee acknowledges that Employee has been employed in a position of trust and confidence and has had access to


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and become  familiar with the unique  methods,  services and procedures  used by
Employer and that as part of Employee's duties, Employee developed and maintained close working relationships with Employer's customers. Employee further acknowledges that disclosure of any of Employer's confidential or
proprietary  information,   trade  secrets  or  other  information  relating  to
operation of Employer's business or use of or access to such information by Employer's competitors, would have a serious detrimental effect upon Employer, the monetary loss from which would be difficult, if not impossible, to measure. In consequence of the foregoing acknowledgements, Employee agrees:

                  A. Employee will not at any time during his employment by Employer or thereafter, disclose the list of Employer's customers, trade secrets, information about Employer's marketing, pricing, merchandising, products in research and development, sales plans or strategies or information about Employer's business operations deemed to be confidential, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever.

                  B. For the period of October 16, 1996 through October 15, 1997, Employee agrees that Employee will not, at any place within the United States, directly or indirectly, own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business engaged in the development, manufacture, marketing, sale and or distribution of bipolar surgical instruments which compete directly with the current or demonstrably anticipated products of Everest Medical Corporation. Such restriction shall be limited to the following market segments; (i) gastroenterological endoscopic procedures, (ii) general surgical laparoscopic procedures, (iii) gynecological laparoscopic procedures, and (iv) cardiovascular thoracoscopic procedures specifically including saphenous vein harvesting for cardiac bypass surgery. Demonstrably anticipated shall mean products which are currently in development and are scheduled to be released to the market within twelve (12) months from the date of this Agreement.

                  C. Employee agrees that Employee will not at any time from the date of during his employment by Employer or during the period October 16, 1996 through October 15, 1997, directly or indirectly, either as an individual for his own account, or on behalf of another person or persons, corporation, partnership, or other entity, solicit any present or future employee of Employer for any purpose of hiring or attempting to hire such employee.

                  D. In the event that Employee shall violate any of the foregoing provisions of this Paragraph 6, then Employer shall have the right to seek injunctive relief or any other remedy allowed to it in law or equity, and to collect from the Employee a reasonable attorney's fee incurred in bringing such legal or equitable action or otherwise enforcing the terms and conditions of this Agreement. Disputes arising under this Paragraph 6 shall not be subject to the provisions of

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         Section  10.  In  the  event  of  a  court  of  competent  jurisdiction determines that the provisions of this Paragraph 6 are unreasonable, it may limit such provision to the extent it deems reasonable, without declaring the provision invalid in its entirety.

         6. The parties further agree that the terms of this Agreement shall remain confidential provided that Employer may disclose such terms as is necessary to effectuate the terms of the Agreement and/or for the operation of its business and that Employee may disclose such terms to his spouse, tax and financial advisers and attorney. Provided further, that the provisions of this Paragraph 6 shall not apply to the terms contained in Paragraph 5 hereof.

         7. The parties further agree that not to make any disparaging or defamatory statements concerning one another. For the purposes of this Paragraph 7, Employer shall be defined as the officers, directors and managerial employees of Employer.

         8. Employee further agrees in consideration of and exchange for all the mutual promises and covenants and promises contained herein to and hereby does release, agree not to sue and forever discharge Employer, its past and present officers, directors, shareholders, employees, consultants, agents and representatives, from all claims and demands he has or might have against them or any of them, whether in law or equity, contract or tort, arising out of or in connection with his employment by Employer, or the termination of that employment or otherwise. This release includes, without limiting the generality of the foregoing, any claims he may have for wages, commissions, penalties, vacation pay or other benefit, defamation or improper discharge (based on contract, at common law or under any federal, state or local statute or ordinance prohibiting discrimination in employment particularly discrimination based on race, sex, national origin, age, color, religion, marital status, disability or affectional preference, including the Age Discrimination in Employment Act) or attorney's fees or other costs or expenses and any claims he may have with respect to intellectual property including but not limited to patents, copyrights, inventions, trademarks or the registration thereof; provided that nothing herein shall release or waive any right or claim that Employee has or may have arising under that Agreement attached hereto as Exhibit D.

         9. All disputes arising out of or in connection with this Agreement and/or with Employee's employment or termination of employment, other than disputes arising under Paragraph 5, shall be determined by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitration proceedings shall be held in Minneapolis, Minnesota, or at such other place as may be mutually agreeable to the parties.

         10. Employee acknowledges that he has been advised to consult with an attorney prior to signing this Agreement. Employee further acknowledges that he has had at least 21 days to consider whether to sign this Agreement.


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         11. Employee  acknowledges that he may rescind,  that is, cancel,  this
Agreement by delivering written notice of that rescission by certified mail, return receipt requested, postmarked within fifteen days of his signing the Agreement. The notice of rescission must be addressed to John Shannon, Everest Medical Corporation, 13755 First Avenue North, Minneapolis, MN 55441-5454, or by hand delivery to John Shannon at the same address within the 15-day period. The sixteenth day following Employee's execution of this Agreement shall be the Effective Date.

         12. Employee acknowledges that Employer shall have no obligation hereunder, except with respect to Paragraphs 1.A., 1.B., 1.C., and 1.H., prior to the Effective Date of this Agreement, as defined in Paragraph 11 hereof.

         13. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a writing signed by both parties (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers).

         14. Any waiver shall be limited to the circumstances or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

         15. This Agreement, together with the Exhibits attached hereto, constitutes the entire Agreement between the parties and supersedes any and all prior and contemporaneous oral or written understandings between the parties relating to the subject matter hereof.


                                       EVEREST MEDICAL CORPORATION



Date: October 12, 1996                 By: /s/ John L. Shannon, Jr.
                                       Its President & Chief Executive Officer
                                                                  "Employer"



                                       R. KEITH POPPE



Date: October 12, 1996                 /s/ R. Keith Poppe
                                       R. Keith Poppe
                                                                  "Employee"



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